Exhibit 10.23

March 22, 2011

Dear Carl:

This agreement (“Agreement”) will confirm our mutual understanding with respect to your employment with Travelocity.com, L.P. (“Travelocity” or the “Company”), effective upon the date written above with an anticipated start date of no later than May 2, 2011 (“the Effective Time”).

1.	Job Description / Title / Duties

(a)	You will serve as President and Chief Executive Officer of the Company. You shall perform all of the functions that are consistent with such position, as reasonably determined by the Company. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and reasonable directives applicable to you.

(b)	During the Employment Period (as defined below), excluding any periods of vacation and sick leave to which you are entitled, you shall devote your full working time, energy and attention to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. During the Employment Period, you may not, without the prior written consent of the Board of Directors of the Company (the “Board”), directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company or any of its subsidiaries or affiliates). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for you to (i) serve as an officer or director or otherwise participate in educational, welfare, social, religious and civic organizations, or (ii) manage your or your family’s personal, financial and legal affairs, so long as, in the case of clause (i) or (ii), any such activities do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

(c)	You shall at all times during your employment with the Company serve as a member of the Company’s Board of Directors.

2.	Term of Employment

Unless terminated earlier pursuant to Section 7 hereof, the term of this Agreement and your employment shall be for five years, beginning at the Effective Time and ending on the fifth anniversary of the date of the Effective Time (the “Initial Term”). The term of this Agreement and your employment shall automatically renew for one-year periods following the Initial Term

(each, an “Additional Term”); provided, however, that either party may elect not to renew the term of your employment and this Agreement following the Initial Term or any Additional Term by providing written notice of such non-renewal at least 60 days prior to the end of the applicable term. The period of your employment with the Company shall be referred to herein as the “Employment Period”. Notwithstanding the foregoing, Sections 5, 7, 8, 9 and 11 shall survive termination of this Agreement in accordance with their terms.

Either you or the Company may terminate your employment with the Company at any time, and for any reason or no reason, with or without Cause, as set forth in Section 7 of this Agreement. For purposes of this Agreement, “Date of Termination” shall mean (a) if your employment is terminated by your death, the date of your death, (b) if your employment is terminated as a result of your Disability (as defined in Section 7 below), the date upon which you receive the notice of termination from the Company, (c) if you voluntarily terminate your employment or your employment is terminated by the Company without Cause, the date specified in the notice given pursuant to Section 7(a) or (c) herein, as applicable, which shall not be less than 60 days after such notice, and (d) if your employment is terminated for any other reason, the date on which the notice of termination is given unless otherwise agreed to by the Company.

3.	Base Salary

During the Employment Period, your annual base salary will be $600,000 (“Base Salary”), less withholding for taxes and deductions for other appropriate items. Your Base Salary will be determined solely by, and will be reviewed annually for possible increase (but not decrease) by, a committee of the Board (such increased Base Salary shall then be referred to as the “Base Salary”).

4.	Annual Bonus

During the Employment Period, you will be eligible to receive an annual target bonus equal to 80% (the “Target Bonus”) of your Base Salary with an opportunity to earn double that amount based on your attainment of pre-established performance goals set forth each year by the Board or a committee of the Board, in each case as determined in good faith by the Board or a committee of the Board. The annual bonus for a particular year shall be paid to you no later than March 15 of the year following the year In which such bonus was earned, subject to your continued employment on such date (except as otherwise set forth herein).

5.	Participation in the Company Management Equity Incentive Plans

At or around the time of signing this Agreement, the Board will make a grant to you of equity (or equity like instruments) in Travelocity with an initial strike (face) value of approximately $11,500,000. It is anticipated that the equity you will be granted will be a mix of $3,000,000 of face value restricted stock (or stock units) and time-based stock options (or SARs) with an initial strike value of approximately $8,500,000, and granted at the then current fair market value (FMV). The specific terms and conditions governing all aspects of the equity grants shall be governed by the Sovereign Holdings, Inc. Stock Incentive Plan, the Sovereign Restricted Stock Grant Agreement (the “Plans”) and the Management Stockholders’ Agreement (“MSA”) that will be in force between you and the Company. The Plans and the MSA shall be executed at or around the time of signing this Agreement, but no later than your start date with the Company. Notwithstanding the foregoing or anything to the contrary in the Plans, in the event your employment is terminated at any time following a Change in Control (as such term is defined in the Plan) (i) by the Company without Cause, (ii) by you for Good Reason or (iii) as the result of your death or Disability, your equity shall become 100% vested and exercisable; provided, that in no event shall the aggregate percentage of your stock and options that are vested and exercisable exceed 100%.

6.	Benefit Plans and Programs

(a)	You will be eligible to participate in the Company’s employee benefit plans, policies and other compensation and perquisite programs applicable to your position (as reasonably determined by the Board), subject to the terms, conditions and eligibility requirements of each such benefit plan, policy or other compensation program, Including amendments or modifications thereto. During the Employment Period, you shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies as in effect from time to time. Except as otherwise provided in the Agreement and Plan of Merger, by and among Sovereign Holdings, Inc. (“Sovereign”), Sovereign Merger Sub, Inc. and Sabre Holdings Corporation (“Sabre Holdings”), dated as of December 12, 2006 (the “Merger Agreement”), such benefit plans, policies or other compensation and perquisite programs may be discontinued or changed from time to time in the Company’s sole discretion.

(b)	During the Employment Period, the Company shall reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company In accordance with the Company’s expense reimbursement policy, which shall provide for travel and entertainment at a level commensurate with your position

7.	Termination Provisions

Except as expressly provided in Section 5 and this Section 7, and except for any vested benefits under any tax qualified plan or other benefit plan (to the extent that such benefit plan does not provide for a duplication of the benefits described herein) maintained by the Company, pursuant to the Option Agreements or indemnification and insurance as provided in Section 11(c), you shall not be entitled to any benefits or payments in the event of the termination of your employment with the Company.

(a)

Termination without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause (as defined below) or you may terminate your employment for Good Reason (as defined below), in each case upon 60 days’ notice by the terminating party. Notwithstanding anything herein to the contrary, in the event that your employment is terminated by the Company as a result of the giving of a notice of non-renewal of the Initial Term or any Additional Term by the Company, such termination shall be deemed for all purposes to be a termination by the Company without Cause at the end of the then-current Term. In the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company shall pay to you in a lump sum within 30 days of the Date of Termination: (A) your Base Salary through the Date of Termination, (B) reimbursement for any unreimbursed business expenses incurred by you in accordance with Company policy prior to the Date of Termination that are subject to reimbursement and (C) payment for vacation time accrued as of the Date of Termination but unused (such amounts under clauses (A), (B) and (C) above, collectively the “Accrued Obligations”). In addition, on the date the annual bonuses are otherwise paid to executives who remain employed with the Company, you shall receive, in the year of your termination, an amount equal to any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid.

In addition, in the event your employment is terminated by the Company without Cause or by you for Good Reason, the Company will pay to you, subject to Section 11(B)(ii), as severance, in equal installments in accordance with normal Company payroll practices over the 18-month period following the Date of Termination, an amount equal to 100% of the sum of (i) your Base Salary for such period (pro-rated over an 18-month period) and (ii) your Target Bonus for such period (pro-rated over an 18-month period).

In addition, for the 18-month period commencing on the day after the Date of Termination, the Company shall continue to provide medical, dental and vision benefits) to you and any eligible dependents which are substantially similar to those provided generally to executive officers of the Company and their eligible dependents (including any required contribution by such executive officers) pursuant to such medical, dental and vision plans as may be in effect from time to time as if your employment had not been terminated (it being understood that the Company may provide such coverage by treating this as a COBRA period and charging you only the amount of the contribution that would be required of you as an active employee); provided however, that if you become re-employed with another employer and are eligible to receive health insurance benefits under another employer provided plan, the benefits described herein shall terminate. In such event, you are obligated to promptly notify the Company of any changes in your benefits coverage. To the extent any reimbursements or in-kind payments due to you under this Agreement constitute “deferred compensation under Code Section 409A, any such reimbursements or in-kind payments shall be paid to you no later than the last day of the taxable year next following the taxable year in which the expenses were incurred, and in a manner consistent with Treas. Reg. §1.409A-3(i)(1)(iv).

Any amounts paid under this Section 7(a) shall be paid, and any other accommodation under Sections 5 and this Section 7(a) shall be made, only upon your executing a customary agreement and general release (the “Release”), and such Release becoming effective, and, with regard to Section 7(a), subject to your not violating any of your obligations to the Company under Section 8 and subject to your materially complying with your obligations under Section 9 of this Agreement; provided, that you shall have the opportunity to promptly cure any such violation, to the extent such violation is reasonably susceptible to cure, after written notice thereof. Further, you agree that suspension of such termination payments or benefits, as a consequence of your breach of such obligations does not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations; provided, further, that, notwithstanding anything to the contrary herein, with respect to any penalty arising from your obligation to engage in or to refrain from engaging in any activities that are set forth in the Plan (including any such obligations incorporated by reference to the provisions of this Agreement), your Options shall be governed by the provisions of the Plan or any applicable grant agreement.

(b)	Termination on Death/Disability. In the event your employment is terminated as a result of your death or Disability, the Company will pay to you or your beneficiary the Accrued Obligations and any accrued but unpaid annual bonus for the immediately preceding year that you would have been paid had you remained employed on the date such bonuses are paid in year in which you die or become Disabled.

(c)	Voluntarily Termination. You may terminate your employment for any reason upon 60 days’ notice to the Company. If you voluntarily terminate your employment (other than for Good Reason), the Company will pay to you in a lump sum the Accrued Obligations within 30 days of the Date of Termination.

(d)	Termination for Cause. The Company may terminate your employment at any time for Cause. In the event your employment is terminated for Cause, the Company will pay to you the Accrued Obligations no later than 30 days of the Date of Termination.

For purposes of this Agreement, “Disability” shall mean that you have suffered a physical or mental illness or injury that (i) has impaired your ability to substantially perform your full-time duties with the Company with or without reasonable accommodation for a period of 180 consecutive or non-consecutive days in a 12-month period; (iii) qualifies you for benefits under the Company’s long-term disability plan; and (Ill) you shall not have returned to full-time employment with the Company. “Disabled” shall have the correlative meaning.

For purposes of this Agreement, “Cause” shall mean the occurrence of the events described in the following clauses (i) or (ii) herein, provided that no act or failure to act by you shall be deemed to constitute Cause if done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in the best interests of the Company: (i) at least a majority of the members of the Board determine that you (A) were guilty of gross negligence or willful misconduct in the performance of your duties for the Company (other than due to your physical or mental incapacity), (B) breached or violated, in any material respect, any agreement between you and the Company or any material policy in the Company’s code of conduct or similar employee conduct policy (as amended from time to time), or (C) committed a non-de minimis act of dishonesty or breach of trust with regard to the Company, any of its subsidiaries or affiliates, or (ii) you are indicted of, or plead guilty or nolo contendre to, a felony or other crime of moral turpitude. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your prior written consent: (i) any materially adverse change to your responsibilities, duties, authority or status from those set forth in this Agreement or any materially adverse change in your positions, titles or reporting responsibility; provided that the Company becoming or ceasing to be a publicly traded shall not be deemed a material adverse change; (ii) a relocation of your principal business location to an area outside a 50 mile radius of its current location or moving of you from the Company’s headquarters; (iii) a failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation, asset sale or otherwise) to assume in writing any obligations arising out of this Agreement; (iv) a reduction of your annual Base Salary or Target Bonus or pay any of the compensation provided for under Section 2 above to you in connection with your employment; provided, that, a reduction in Base Salary or Target Bonus of less than 5% that is proportionately applied to employees of the Company generally shall not constitute Good Reason hereunder; or (v) a material breach by the Company of this Agreement or any other material agreement with you relating to your compensation; provided that, within 30 days following the occurrence of any of the events set forth therein, you have delivered written notice to the Company of your intention to terminate your employment for Good Reason, and the Company shall not have cured such circumstances (if susceptible to cure) within 30 days following receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

8.	Non-solicitation, Non-recruitment and Non-competition

You acknowledge and agree that, in your position as President and CEO of the Company (which, for purposes of this Section 8, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan)), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit A for definition of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within one year after the termination of your employment with the Company, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as President and CEO of the Company, and the Company’s covenants in this Agreement, you make the following covenants described in this Section 8:

(a)	Non-solicitation of Company Customers and Suppliers. During the Employment Period and for one year following any Date of Termination, you shall not, directly or indirectly, on behalf of yourself or of anyone other than the Company, solicit or hire or attempt to solicit or hire (or assist any third party in soliciting or hiring or attempting to solicit or hire) any Customer or Supplier in connection with any business activity that then competes with the Company.

(b)

Non-solicitation of Company Employees. During the Employment Period and for 18 months following any Date of Termination, you shall not, without the prior written consent of the Board of Directors, directly or indirectly, on behalf of yourself or any third party, solicit or hire or recruit or, other than in the good faith performance of your duties, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of the Company or any individuals who were employees within the six month period Immediately prior thereto to terminate or otherwise alter his or her employment with the Company. Notwithstanding the foregoing, the restrictions contained in this Section 8(b) shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or (ii) serving as a reference at the request of an employee.

(c)	Non-competition with the Company. During the Employment Period and for 18 months following any Date of Termination, you shall not become an employee, director, or independent contractor of, or a consultant to, or perform any services for, any Competitor of the Company. For purposes of this Section 8, a Competitor of the Company shall mean (c) any unit, division, line of business, parent, subsidiary, or subsidiary of the parent of any of Travelport, Amadeus, Worldspan, Orbitz, Expedia, Priceline, Hotwire ITA Software, Cheaptickets, Navitaire or Hewlett-Packard;or (ii) any individual or entity that within one year after your termination could reasonably be expected to generate more than $100 Million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of the Company; provided, that a Competitor of the Company under this clause (ii) shall not include any individual or entity or portion of an entity where (A) you have actual supervisory duties and authority over one or more businesses and (B) less than 20% of the annualized gross revenue of such businesses over which you have actual supervisory duties and authority arise from any activity or combination of activities that competes with any business of the Company. Notwithstanding the foregoing, in the event any of the above-named entities in clause (i) of this Section 8(c) no longer engages in a line of business that competes with any business of the Company, such entity shall no longer be deemed a Competitor of the Company for purposes of this Section 8.

(d)	Non-disclosure of Confidential Information and Trade Secrets. During the Employment Period and thereafter, except in the good faith performance of your duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, you shall not, directly or indirectly, for your own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of the Company to any third person unless such Confidential Information or Trade Secret has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this paragraph).

(e)

Enforceability of Covenants. You acknowledge that the Company has a present and future expectation of business from and with the Customers and Suppliers. You acknowledge the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 8, and you agree that you will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and you hereby waive any such defense. You further acknowledge that complying with the provisions contained in this Agreement will not preclude you from engaging in a lawful profession, trade or business, or from becoming gainfully employed. You agree that your covenants under this Section 8 are separate and distinct obligations under this Agreement, and the failure or alleged failure of the Company or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of your covenants and obligations under this Section 8. You agree that any breach of any covenant under this Section 8 will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Upon a distribution of the Travelocity equity to the shareholders of Sovereign, the Company agrees to renegotiate, in good faith, the term “Competitor” as defined in Section 8 herein.

9.	Post-Employment Transition and Cooperation

Upon and after the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, your Disability), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested); provided, that (1) such litigation, investigation or administrative matter is related to your employment with the Company, (2) any such availability or cooperation (a) does not materially interfere with your then current professional activities, (b) does not include a conflict between you and the Company or the Majority Stockholder as determined in good faith by you and the Majority Stockholder, or (c) would not result in a violation of any court order or governmental requirement, and (3) your obligation pursuant to the foregoing shall be capped at 100 hours on an annual basis. The Company agrees to compensate you (other than with respect to the provision of testimony) for such cooperation at an hourly rate commensurate with two times your Base Salary on the Date of Termination, to reimburse you for all reasonable expenses actually incurred in connection with cooperation pursuant to this Section 9, and to provide you with legal representation.

10.	Code Section 280G

If, after the Effective Time, Sovereign or the Company is not an entity whose stock is readily tradable on an established securities market (or otherwise) and a “change of control” under Regulation 1.280G occurs, the Company and Sovereign shall use commercially reasonable best efforts to take such actions as may be necessary to avoid the imposition of the excise tax imposed by Section 4999 of the Code or a loss of deductibility under Section 2806 of the Code, Including seeking to obtain stockholder approval in accordance with the terms of Section 280G(b)(5).

9.	Miscellaneous

(a)	Dispute Resolution. The laws of the state of Texas will govern the construction, interpretation and enforcement of this Agreement. The parties agree that any and all claims, disputes, or controversies arising out of or related to this Agreement, or the breach of this Agreement, shall be resolved by binding arbitration, except as otherwise provided in Section 8 of this Agreement. The parties will submit the dispute, within 30 business days following service of notice of such dispute by one party on the other, to the Judicial Arbitration and Mediation Services (J*A*M*S/Endispute) for prompt resolution in Dallas, Texas, under its rules for labor and employment disputes. The decision of the arbitrator will be final and binding upon the parties, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction. The arbitrator shall have the authority to make an award of monetary damages and interest thereon. The arbitrator shall have no authority to award, and the parties hereby waive any right to seek or receive, specific performance or an injunction, punitive or exemplary damages. The arbitrator will have no authority to order a modification or amendment of this Agreement. The parties shall bear their own attorney’s fees, and shall bear equally the expenses of the arbitral proceedings, including without limitation the fees of the arbitrator.

(b)	Code Section 409A.

(i) If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with you, reform such provision to comply with Section 409A of the Code; provided, that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without violating the provisions of Section 409A of the Code.

(ii) Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and the Company is a public company, then the payments specified as being subject to this Section 11(b)(ii) shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A or (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iv) (a) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement In any other taxable year and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(v) For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d)	Indemnification and Insurance. During the Employment Period and for so long thereafter as liability exists with regard to your activities during the Employment Period on behalf of the Company, its subsidiaries or affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall Indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), and shall at the Company’s election provide you with legal representation or shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from you to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses). During the Employment Period and for so long as liability exists thereafter you shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement); provided that you shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present director or officer of the Company.

(e)	Attorneys’ Fees. The Company shall pay all reasonable attorneys’ fees and disbursements incurred by you in connection with the negotiation of this Agreement. Payment of such fees shall be made promptly and, in any event, in 2011.

(f)	No Mitigation. Except as otherwise provided in Section 7(a) hereof with respect to health insurance benefits, (i) you shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement; and (ii) the payments provided pursuant to this Agreement shall not be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination or otherwise.

(g)	Entire Agreement; Amendment. This Agreement and the Option Agreements represent the entire understanding with respect to their subject matter. Only a writing that has been signed by both you and the Company may modify this Agreement. Any and all previous employment agreements, severance agreements and executive termination benefits agreements are cancelled as of the Effective Time and the benefits under this Agreement are in lieu of, and in full substitution for, any other severance or post-employment benefits pursuant to any other agreement, arrangement or understanding with the Company or any of its affiliates; provided, however, that any prior award of Options shall remain in full force and effect.

(h)	Successors. This Agreement shall be binding upon and inure to the benefit of (i) the heirs, executors and legal representatives of you upon your death and (ii) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successors” shall include any person, firm, corporation, or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the day and year first written above.

EXECUTIVE

/s/ Carl Sparks
Carl Sparks

On Behalf of SOVEREIGN HOLDINGS, INC. AND TRAVELOCITY.COM, LP.

/s/ Sam Gilliand
Sam Gilliand

EXHIBIT A

Trade Secrets Defined. As used in this Agreement, the term “Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include for purposes of this Exhibit E all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information. “Trade Secrets” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

Confidential Information Defined. As used in this Agreement, the term “Confidential Information” shall mean all material information regarding the Company and any of its affiliates, any Company activity or the activity of any Company affiliate, Company business or the business of any Company affiliate or Company Customer or the Customers of any Company affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company, that is not generally disclosed by Company practice or authority to persons not employed by the Company, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential. Confidential Information shall, to the extent such information is not a Trade Secret and to the extent material, include, but not be limited to product code, product concepts, production techniques, technical information regarding the Company or Company affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or Company affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any affiliate and certain information concerning the strategy, tactics and financial affairs of the Company or any affiliate. “Confidential Information” shall not include information that has become generally available to the public, other than information that has become available as a result, directly or indirectly, of your failure to comply with any of your obligations to the Company or its affiliates. This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.